UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CommonWealth REIT
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On January 22, 2014, CommonWealth REIT issued the following press release, including an open letter to Related Fund Management, LLC and Corvex Management LP:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Responds to the Related/Corvex Group

Newton, MA (January 22, 2013): CommonWealth REIT (NYSE: CWH) today sent the following letter to the Related/Corvex group in response to its letter dated January 21, 2014.

January 22, 2014

Mr. Jeff T. Blau

Related Fund Management, LLC

60 Columbus Circle

New York, NY  10023

Mr. Keith Meister

Corvex Management LP

712 Fifth Avenue, 23rd Floor

New York, NY  10019

Dear Messrs. Blau and Meister:

The Independent Trustees and the entire Board have reviewed your letter dated January 21, 2014, which was published publicly before it was sent to us.  First, the Board disagrees with the fundamental premise of your letter, which is that your interests are aligned with, or even similar to, those of other CWH shareholders.  As your actions continue to make clear, Related (with the assistance of Corvex) is engaged in a hostile takeover attempt of CWH for its own benefit, while endeavoring to hide behind the veil of corporate governance.

Before responding to the specifics of your letter, the Board would like to remind you that it has made real and significant changes to CWH’s governance and management compensation in response to specific suggestions received from shareholders, including you, during the last several months.

1.             Board Composition:  The Board has added two highly qualified, new Independent Trustees that were identified by the search firm Korn / Ferry International.  Neither of these new Independent Trustees have any prior relationships with CWH, CWH’s Board or CWH’s manager.  The Board also recently offered an eighth Board seat to Keith Meister of Corvex, which would have brought an end to the public disputes between CWH and the Related/Corvex group as well as increased the ratio of Independent Trustees to total Trustees on the CWH Board from the current 71% to 75%.  Because Mr. Meister has failed to accept this offer, the Nominating and Governance Committee (comprised solely of Independent Trustees) continues to work with Korn / Ferry International to identify additional Independent Trustee candidates for CWH.

2.             Board Structure & Guidelines:  The Board is committed to declassifying the Board, starting at the 2014 annual shareholders meeting, regardless of whether the disputes between CWH and the Related/Corvex group have been resolved.  Assuming this amendment to the CWH Declaration of Trust is approved by shareholders, one-third of Trustees will be elected in 2014, two-thirds will be elected in 2015 and the entire Board will be subject to annual elections beginning in 2016.  The Board also established guidelines regarding minimum share ownership by Trustees of approximately $500,000 worth of CWH common stock.

3.             Simplified Path for Shareholder Action at Annual Meetings:  The Board has amended CWH’s Bylaws to make it easier for shareholders to make Trustee nominations and proposals at CWH’s annual shareholders’ meetings, including lowering the share ownership requirements to $2,000 worth of common stock for one year and simplifying the so-called “informational requirements”.  These changes are already in place and applicable for CWH’s 2014 annual shareholders’ meeting.  The Board has also resolved to submit to a shareholder vote at the 2014 annual shareholders’ meeting an amendment to CWH’s Declaration of Trust to change the voting standard in contested Trustee elections from a majority of shares outstanding to a “plurality” voting standard.

4.             Board Leadership:  The Independent Trustees are committed to designating a Lead Independent Trustee with clear and robust responsibilities.  The selection of this individual and the specific responsibilities will be decided solely by the Independent Trustees once the Board is comprised of not less than 75% of Independent Trustees, which is currently anticipated to occur before the 2014 annual shareholders’ meeting.

5.             Shareholder Rights Plan:  The Board is committed to terminating, or letting expire, the current shareholder rights plan, which is currently scheduled to expire on October 17, 2014, upon the resolution of the disputes between CWH and the Related/Corvex group.  The Board has already eliminated the “dead hand” provision of the shareholder rights plan which had prevented the redemption of rights by a successor Board.

6.             Management Compensation:  The Board has substantially restructured the management arrangement between CWH and its manager to further align the interests of management with shareholders while continuing to maintain CWH’s low overhead cost structure.

As CWH shareholders have recognized, the changes above are meaningful, the Board’s commitment to continue implementing governance enhancements is resolute and there is no intention to reverse course.

As you are undoubtedly aware, the Board has already substantially addressed all of the Related/Corvex group’s original recommendations for change at CWH.  Below is a summary comparison of recommendations you have previously made and the Board’s actions to date:

Related and Corvex Recommendation(1)	CWH Board Action

1) Appoint three additional Trustees.	Added two highly qualified Independent Trustees and offered a third Board seat to Keith Meister of Corvex.

2) Replace CWH’s Declaration of Trust and Bylaws.	Made substantial changes to CWH’s Bylaws and recommending shareholders approve important changes to CWH’s Declaration of Trust.

3) Cease all related party asset sales.	Ceased all related party asset sales and

(1) See the Related/Corvex group presentation to CWH shareholders dated February 26, 2013 titled “Restoring Health to Commonwealth”, pages 39 – 50.

eliminated right of first offer provision in the management agreement.

4) Improve capital allocation.	Recapitalized balance sheet, maintained investment grade debt ratings and accelerated sale of non-core assets.

5) Internalize management.	Amended compensation arrangements with CWH’s manager to further align management’s interests with shareholders, while maintaining CWH’s low overhead cost structure.

Given that the Board has implemented substantially all of your original recommendations and Mr. Meister has, thus far, failed to accept the invitation to join the CWH Board, the Board believes (and many shareholders now recognize) that there is likely nothing the Board could do to satisfy you because your true intentions are for Related to take control of CWH for its own benefit.

We believe that your disingenuousness has been clear since you tried to mislead shareholders into thinking you were prepared to acquire CWH in February and March 2013.  You also continue to vilify Messrs. Barry and Adam Portnoy in an effort to divide them from the Independent Trustees and other CWH shareholders.  All of the Board’s relationships are publicly disclosed; the same may not be said for you and your purported “independent” trustee nominees.  The Board remains confident that CWH’s shareholders will see through your misleading tactics.

As the Board has repeatedly told you, the CWH Board and management continue to engage with all shareholders on a range of issues, including those raised in your letter, and continue to respond to suggestions and concerns.  To be even more specific, the Board is open to discussing all of the items outlined in your letter with shareholders, but it will not be publicly coerced into hastily acting in a fashion inconsistent with shareholders’ interests in order to facilitate Related’s hostile takeover attempt of CWH.

Notwithstanding your motives, in a continued effort to settle the disputes between CWH and the Related/Corvex group as well as to end the distraction and costs associated with these disputes, the Board reiterates its invitation to Keith Meister to join the CWH Board.  There can be no better view into the way the Board operates and no better way to effect any desired change than to accept a seat on the CWH Board.  Joining the Board now will also allow Mr. Meister to have meaningful input into decisions regarding CWH’s 2014 annual shareholders’ meeting.  As with the Board’s previous invitation, the only condition to this offer is that Mr. Meister enter a customary “stand-still” agreement to cease hostile activities against CWH and its Board while he remains a Trustee of CWH.

The Board urges Mr. Meister to reconsider the offer to join the Board in the hope that he will, at last, put aside Related’s desire to take control of CWH for its own benefit and work constructively with the entire Board for the benefit of all CWH shareholders.

On behalf of the entire
CWH Board of Trustees,

Jennifer Clark
Secretary

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S AND ITS BOARD’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related Fund Management, LLC and Corvex Management LP (together, “Related/Corvex”). On January 21, 2014, CWH filed a revised preliminary consent revocation statement with the Securities and Exchange Commission, or SEC, in response to the Related/Corvex solicitation. CWH will furnish a definitive consent revocation statement to its shareholders, together with a WHITE consent revocation card when available. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the preliminary consent revocation statement and other materials to be filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the consent revocation statement and any other documents (when available) filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting the CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Andrew Siegel / Jonathan Keehner

212-355-4449

or

Investor Contacts:

Timothy Bonang, Vice President, Investor Relations

Jason Fredette, Director, Investor Relations

617-796-8222

www.cwhreit.com